CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 88 to Registration Statement Nos. 2-75503 and 811-03364 on Form N-1A of Maxim Series Fund, Inc. (the “Fund”) which consists of the Maxim Money Market Portfolio, Maxim Stock Index Portfolio, Maxim U.S. Government Securities Portfolio, Maxim Bond Index Portfolio, Maxim Index 600 Portfolio, Maxim Bernstein International Equity Portfolio, Maxim Ariel MidCap Value Portfolio, Maxim Ariel Small-Cap Value Portfolio, Maxim Loomis Sayles Small-Cap Value Portfolio, Maxim Loomis Sayles Bond Portfolio, Maxim T. Rowe Price Equity/Income Portfolio, Maxim Trusco Small-Cap Growth Portfolio, Maxim INVESCO ADR Portfolio, Maxim Short Duration Bond Portfolio, Maxim T. Rowe Price MidCap Growth Portfolio, Maxim Global Bond Portfolio, Maxim High Yield Bond Portfolio (formerly known as Maxim Salomon Brothers High Yield Bond), Maxim Janus Large Cap Growth Portfolio, Maxim MFS® International Growth Portfolio, Maxim Federated Bond Portfolio, Maxim S&P 500 Index® Portfolio, Aggressive Profile I Portfolio, Moderately Aggressive Profile I Portfolio, Moderate Profile I Portfolio, Moderately Conservative Profile I Portfolio, Conservative Profile I, Aggressive Profile II Portfolio, Moderately Aggressive Profile II Portfolio, Moderate Profile II Portfolio, Moderately Conservative Profile II Portfolio, and Conservative Profile II Portfolio, of our reports dated February 23, 2007, appearing in the Annual Report to Stockholders of the Fund for the year ended December 31, 2006.

We also consent to the reference to us under the headings “Financial Highlights” in the Prospectus, which is a part of such Registration Statement, and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is also part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado

April 27, 2007